Exhibit 99.1




                                                                    News Release
                                                                    ------------




         Irving, Texas February 10, 1999: Darling  International Inc. (AMEX:DAR)

announced the signing of a Stock Purchase Agreement with Scope Products, Inc., a wholly owned subsidiary of Scope Industries (AMEX:SCP),  for the purchase of all the  issued  and  outstanding  stock of Darling  International  Inc.'s  bakerage

by-product  subsidiary,   International  Processing  Corporation,   and  related

subsidiaries  for a total  consideration  of  $22,000,000.  The  closing  of the transaction  is subject to certain  conditions,  including  receipt of necessary approvals under the Hart-Scott-Rodino Act.


         Darling  International Inc. is the largest food processing  by-products recycling  company in the United States.  The Company  recycles used  restaurant cooking oil, bakery by-products, and by-products from the beef, pork and poultry processing  industries into useable  products such as tallow,  feed-grade  fats,

meat and bone meal, and dried bakery product.  These products are primarily sold to animal feed and oleo-chemical manufacturers around the world.


         The Company's  shares are traded on the American  Stock  Exchange under the symbol DAR. In AMEX trading on Wednesday,  February 10, Darling stock closed at $2.8125 per share.